Hanford Area Economic Investment Fund Committee
Loan Agreement

THIS LOAN AGREEMENT (the “Agreement”) is made and entered into this 15 day of June, 2006, by and among the Hanford Area Economic Investment Fund Committee (the “Lender”), and IsoRay Medical, Inc. a wholly owned subsidiary of IsoRay, Inc. a Delaware Corporation, (the “Borrower/s”) (collectively the “Parties”).

RECITALS

A.    The Hanford Area Economic Investment Fund Committee (the “Lender”); desires to make such funds available to private borrowers in order to assist in the implementation of new value-added projects; stimulate private investment; provide capital to ventures consistent with local economic development goals and capable of growth in the business markets; encourage and increase the employment of Benton and Franklin Counties; and assist viable, small businesses.

B.    The Lender has determined that the Borrower/s application for a loan meets the Program’s requirements.

C.    The Lender desires to loan funds to the Borrower/s, and the Borrower/s desire to borrow funds from the Lender, under the terms and conditions set forth in this Agreement, which is intended to control the relationship among the Parties.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, the Parties agree as follows:

1.    Overview of the Transaction. Under this agreement, the Lender will lend One Million Four Hundred Thousand Dollars and 00/100 ($1,400,000.00) to the Borrowers at an interest rate of Eight and One Half Percent (8.50%) per annum, plus a one-half of one percent (.50%) loan service fee, for an effective rate of Nine Percent (9.00%) per annum. Interest is calculated based on actual/365 day bases. The purpose of the loan is to purchase Equipment for Production Lab. The loan will be governed by this Agreement and the Lenders’ Promissory Note of even date.

A more detailed description of the transaction is contained in the remaining provisions of this Agreement, which sets forth the duties and responsibilities of the Parties.

2.	Definitions.
2.01.    Business Day. A weekday, excluding federal holidays, state holidays, Saturdays and Sundays.
2.02.    Collateral. That property, whether real or personal, which is pledged by Borrowers to secure the Loan, as detailed in the Loan Documents.
2.03.    Lender Promissory Note. The Promissory Note from the Borrowers to the Lender evidencing the Indebtedness of the Loan referred to in Section 3, and in the form attached hereto as Exhibit A and incorporated herein by this reference.
2.04.    Lender Promissory Note Repayment. The Borrowers repayment of the Loan, including principal interest, which is to be remitted to the Lender or loan servicing company.
2.05.    Loan. The Loan from the Lender to the Borrowers.
2.06.    Loan Documents. Those standard documents required by the Lender to make and close a loan including, but not limited to, the Lenders’ Promissory Note, security agreements, financing statements, assignment of assets, and Deeds of Trust.
2.07.    Project. The endeavor for which the funds comprising the Loan were borrowed by the Borrower/s.
2.08.    Section Four Covenants. Those covenants of the Borrowers included in Section 4.01, 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, and 4.08.

3.    The Loan. Subject to the terms and conditions set forth in this Agreement and the terms and conditions set forth in the Loan Documents, the Lender hereby agrees to loan to the Borrower/s One Million Four Hundred Thousand and 00/100 ($1,400,000.00) (the “Loan”) at an interest rate of Nine Percent (9.00%) per annum.

3.01    Loan Documents. As evidence of the Loan, the Borrower/s hereby agrees that the Loan Documents shall inure to the benefit of the Lender and that the Borrower/s shall review the form of the Loan Documents prior to execution.
3.02    Closing. The Borrower/s shall execute and deliver to the Lender all documents necessary to evidence the borrowing under this Agreement and to perfect the security interests granted to the Lender. If a Deed of Trust is taken as collateral, the Borrower/s shall furnish the Lender with a standard form loan policy of title insurance issued by a title company approved by the Lender insuring the Deed of Trust against the real property, subject only to matters approved by the Lender.
3.03    Loan Fee. A loan fee of one and one-half (1.50%) of the approved loan amount is due at time of closing.

4.    Borrower/s Representations, Warranties and Covenants. To induce the Lender to enter into this Agreement, the Borrower/s hereby make the following representations, warranties and covenants:
4.01.    Repayment. The Borrower/s covenant and agree to make, when due, all payments of any interest and/or principal in accordance with the terms of the Promissory Note;
4.02.    Authority. The Borrower/s represent and warrant that they are fully organized, validly existing and in good standing under the laws of the State of Washington in force as of the date of this Agreement; that they have the legal power to enter into this Agreement and to exercise their rights and perform their obligations under this Agreement; and that all actions required to authorize the making, execution, and performance of this Agreement have been duly taken;
4.03.    Use of Funds. The Borrower/s covenant and agree that they will use the proceeds of the Loan for the purposes of the Project only;
4.04.    Insurance. The Lender shall require the Borrower/s to obtain an adequate and sufficient amount of fire and extended coverage insurance covering the Collateral in the full amount of the Loan. The Lender shall be named as loss payee or insured lender, and such insurance shall be continuously maintained so long as the Lender has an interest in the Loan and the Collateral. In addition, if the Collateral is located in a flood hazard area as designated by the Federal Insurance Administrator, the Department shall require the Borrowers to obtain flood insurance which shall be continuously maintained in the lesser of either the outstanding principal balance of the Loan or the maximum available amount of National Flood Insurance Program insurance.
4.05.    Government Regulations. The Borrower/s covenants and agrees that they will comply with all applicable state and local laws, regulations, and requirements.
4.06.    False, Incorrect, or Incomplete Information. The Borrower/s covenant and agree that they have not submitted any materially false, incorrect, or incomplete information to the Lender; and
4.07.    Financial Records. IsoRay Medical, Inc. and IsoRay, Inc. covenants and agrees to submit financial records to the Lender as follows: annual CPA reviewed financial statements. Corporate tax returns are due annually. The guarantor’s personal financial statements are due annually. Guarantor’s tax returns are due annually.
4.08.    Additional Loan Covenants. Additional loan covenants are included in Exhibit B., attached and made a part of this loan agreement.

5.    Loan Security.
5.01.    Collateral.

A.    “Accounts” means any right to payment for goods sold or leased, or to be sold or to be leased, or for services rendered or to be rendered no matter how evidenced, including accounts receivable, chattel paper, contract rights, purchase orders, notes, instruments, drafts, acceptances and other forms of obligations and receivables.

B.    “Inventory” means all of Borrower’s goods, merchandise and other personal property which are held for sale or lease including those held for display or demonstration or out on lease or consignment or to be furnished under a contract of service or are raw materials, work in process or materials used or consumed, or to be used or consumed, in Borrower’s business, and shall include all general intangibles, proprietary rights, patents, trademarks, copyrights, plans, drawings, diagrams, schematics, assembly and display materials relating thereto.

C.    “Equipment” means all of Borrower’s equipment, including machinery and office equipment, together with all parts, fittings, accessories, and special tools, and renewals or replacements of all or any part thereof; and in all work in process and finished goods, whether now owned or hereafter acquired by borrower and wheresoever located. Including specific equipment and machinery listed on attached Exhibit C.

D.    “Assignment of Lease” means that all of Borrower’s rights, title, and interest in a lease dated February 9, 2005 and amended by Revision 1dated May 5, 2005 and made by subsidiaries of the Parties now delineated as signatories, is made and entered into this 1st day of November, 2005 between Nuvotec USA, Inc. as “Lessor” and IsoRay, Inc. “Lessee”.

E.    “Assignment of Life Insurance” means all of Borrower’s rights, title, and interest in Life Insurance policies issued by Empire General Life Assurance Corporation, or as may be modified, and issued as listed below:

1.	Roger E Girard
2.	David J. Swanberg
3.	Garrett N. Brown
4.	Michael K. Dunlop

6.    Compliance with Covenants. The Lender or its agent shall monitor the Borrowers compliance with the covenants contained in Section 4 of this Agreement (the “Section Four Covenants”).

7.    Borrowers Default.
7.01.    Breach of Section Four Covenant.
A.    If the Lender shall conclude that the Borrower/s have materially breached one or more of the Section Four Covenants, the Lender may declare the Promissory Note to be in default, and due and payable in full by providing a notice of default to the Borrower/s. Such notice shall inform the Borrower/s of the breach of the relevant Section Four Covenant(s), and shall allow the Borrower/s thirty (30) Business Days, the outstanding balance of the Promissory Note shall be due and payable in full.

B.    If at the end of the thirty (30) business day cure period: (i) the Borrower/s have not cured the breach and notified the Lender of such cure; or (ii) the Borrower/s have not paid the outstanding balance of the Promissory Note in full, then the interest rate on the Promissory Note shall immediately and automatically be increased to twelve percent (12%), and the Department shall proceed against the Collateral.

8.    Termination of this Agreement. This Agreement shall terminate and be of no force or effect if the following event shall occur:

A.    If not sooner terminated by the Lender, then upon payment-in-full of the indebtedness evidenced by the Promissory Note.

9.	Notice.
A.    All notices required or permitted under this Agreement shall be in writing and personally delivered or mailed to the offices set forth below by certified mail, return receipt requested, postage prepaid, and addressed to the Parties as follows:

To the Lender:	Hanford Area Economic Investment Fund Committee 2912 W. Hood Ave. A202 Kennewick, WA 99336

To the Borrower:	IsoRay Medical, Inc. 350 Hills St. Suite 106 Richland, WA 99354

B. Any party may, from time to time, change the address to which its notices are to be sent, by written notice to all other Parties pursuant to this section.
C. Whenever notice is required or permitted to be given to fewer than all the Parties, copies of the notice shall also be mailed to all other Parties. Copies of notices required to be mailed pursuant to this Section shall be sent in accordance with this section.

10.    Indemnification. It is understood and agreed that this Agreement is solely for the benefit of the Parties to the Agreement and gives no right to any other party. The Borrower/s agree that the Lender is acting only as lender and is not directing or controlling the business as a manager, partner, owner, principal, or any other capacity. It is understood and agreed that no joint venture or partnership is formed as a result of this Agreement. Each party hereto agrees to be responsible and assume liability for its own negligent acts or omissions, or those of its partners, officers, agents, or employees to the fullest extent required by law, and agrees to save, indemnify, defend and hold the other Parties harmless from any such liability. In the case of negligence of more than one party, any damages allowed shall be levied in proportion to the percentage of negligence attributable to each party; and each party shall have the right to seek contribution from each of the other Parties in proportion to the percentage of negligence attributable to each of the other Parties.

11.    No Waiver. Waiver of any covenant, term, or condition of this Agreement by any party shall not be deemed a waiver of any subsequent breach of the same covenant, term, or condition. No waiver of any default or breach by any party shall be implied from any failure to take action upon such default or breach, if the default or breach persists or repeats.

12.    Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of all the Parties, provided that the Borrowers interest under this Agreement may not be assigned or transferred without the prior written consent of the Department.

13.    Time. Time is of the essence of this Agreement.

14.    Severability. The invalidity of one or more provisions of this Agreement shall not affect, in any respect whatsoever, the validity of the remainder of this Agreement.

15.    Entire Agreement. This Agreement, together with the Loan Documents, shall constitute the entire agreement among the Parties. Any amendment to this Agreement must be in writing and signed by all the Parties.

16.    Governing Laws. This Agreement shall be governed by and construed in accordance with the Laws of the State of Washington. Any action brought under this Agreement shall be brought in Superior Court of Benton County, Washington.

IN WITNESS WHEREOF, the Parties have executed this Loan Agreement by and through their duly authorized representatives as of the date first above written.

Hanford Area Economic Investment Fund Committee

By: /s/ Max E. Benitz, Jr. Max E. Benitz, Jr.

Title: Chair

Date: June 15, 2006

IsoRay Medical, Inc.

By: /s/ Roger E. Girard Roger E. Girard

Title: CEO & Chairman

Date: June 15, 2006

IsoRay, Inc.

By: /s/ Roger E. Girard Roger E. Girard

Title: CEO & Chairman

Date: June 15, 2006

Exhibit A

Hanford Area Economic Investment Fund Committee
Promissory Note

$1,400,000.00	Kennewick, Washington June 15, 2006

FOR VALUE RECEIVED, IsoRay Medical, Inc. a wholly owned subsidiary of IsoRay, Inc. promises to pay to the order of the Hanford Area Economic Investment Fund Committee, the principal sum of One Million Four Hundred Thousand Dollars and 00/100 ($1,400,000.00), along with interest on the outstanding balance at a rate of Nine percent (9.00%). Interest calculation based on actual days/365 day bases.

The loan shall be repaid in 120 successive Monthly payments of $17,734.61 including interest as specified above. The first payment will be due August 1, 2006, and will continue on the first (1st) day of the month until paid in full. The privilege is reserved to prepay the indebtedness evidenced hereby in full at anytime without penalty.

Late Fee: Any payment hereunder that has not been received by Hanford Area Economic Investment Fund Committee within fifteen (15) days of the due date shall be deemed to be late and a penalty of five percent (5%) of the payment due will be assessed as a late charge and shall be deducted before any application of the funds to principal or interest.

Default in the payment of any installment of principal or interest, at the option of the holder, shall render the whole amount then unpaid due and payable, whether due by lapse of time or not, time being of the essence of this agreement. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time.

Default under this note is defined in the Loan Agreement.

Should any action be brought for the collection of any principal or interest due under this note, the undersigned promises to pay all costs thereof, including such additional sum as attorneys’ fees, as the court may adjudge reasonable.

The makers and endorsers severally waive presentment, protest, and demand, notice of protest, demand, or dishonor and nonpayment of this note, and expressly agree that this note, or any payment hereunder, may be extended from time-to-time without in any way affecting the liability of the makers and endorsers hereof.

This note and any renewals or extensions thereof are to be governed by and construed in accordance with the laws of the state of Washington and the Loan Agreement.

June 15, 2006

By: /s/ Roger E. Girard

Title: CEO & Chairman

Exhibit B

Loan Covenants:

A.	Current Ratio not less than 1.50 to 1

B.	Debt to Equity not more than 2.00 to 1

C.	Fixed Charge Coverage not less than a) 1.10 to 1 by December 31, 2006 and thereafter

D.
All production facilities and corporate headquarters to remain within the boundaries of Benton and Franklin Counties of Washington State. If IsoRay removes all or any part of its operations from the boundaries of Benton or Franklin Counties, all principle and accrued interest due by IsoRay is automatically due and payable in full. HAEFIC will consider requests for moving part of it operations or establishing additional facilities outside of the defined boundaries.

E.	Benton-Franklin Economic Development District to subordinate all collateral to HAEIFC.

F.
IsoRay will not remove any equipment purchased with the proceeds of this loan from the PECOS facility, any removal will require the reduction in loan principle equal to the equipments original cost, or full repayment of the outstanding principle and accrued interest.

G.	Assignment of lease and leasehold improvements, which will allow HAEIFC to take position of the production facility.

H.	Letters from all creditors recognizing HAEIFC’s loan and waiving any default such loan may trigger.

I.	Letters from all creditors recognizing HAEIFC’s collateral and waiving all rights to it.

J.	Assignment of Life Insurance for $250,000.00 each from guarantors Girard, Segna, Swanberg, and Dunlop.

K.
Will not pay annual compensation to any Officer, Director, Manager, Salaried Employee, or Family member of any for mentioned in excess of $100,000.00 annually during the term of this loan. Annual compensations over $100,000.00 at time of application to be grandfathered. Requests for grandfathered annual compensation to be supported by individuals name, annual compensation, and position. Exceptions to annual compensation will be considered for newly hired, or replacement employees on a case by case basis.

L.
Will pay no dividend to common and/or preferred stockholders and/or bonuses to Employees as an aggregated total that exceeds 30% of prior year’s net income as expressed by generally acceptable accounting principles and reported on the companies prior years audited financial statement during the term of this loan. This covenant will become effective on June 30, 2010.

M.	Buy back any stock either common or preferred from any Officer, Director, Manager, or Salaried employee or their family members during the term of this loan.

N.	Annual audited financial statements and tax return, due within 90 days of corporate year-end.

O.	Quarterly GAAP prepared financial statements, due by the end of the month following the quarters end.